Exhibit 99.1

Trovagene Reports Third Quarter 2016 Financial Results and Accomplishments

SAN DIEGO, CA — November 9, 2016 — Trovagene, Inc. (NASDAQ: TROV), a developer of circulating tumor DNA (ctDNA) molecular diagnostics, today reported its financial results and accomplishments for the third quarter ended September 30, 2016.

“We made significant progress in expanding the awareness and value of our Precision Cancer Monitoring® (PCM) technology in the third quarter through the announcement of key collaborations with leading cancer centers and a national pancreatic cancer advocacy organization.  In addition, we are pleased that data demonstrating the clinical utility of our Trovera™ liquid biopsy tests in lung cancer was published in peer-reviewed oncology journals,” said Bill Welch, Chief Executive Officer of Trovagene.  “We also saw expanded access to our Trovera tests over the second quarter, both with existing and new physicians, and gained our first Tier I payor contract.”

Third Quarter 2016 Accomplishments

•                  Publications and Presentations:

•                  A Highly Sensitive and Quantitative Test Platform for Detection of NSCLC EGFR Mutations in Urine and Plasma, published in the Journal of Thoracic Oncology.  This data demonstrates that the Trovera™ liquid biopsy test successfully identifies EGFR T790M mutations in both urine and blood of patients with metastatic non-small cell lung cancer, progressing on a first or second generation tyrosine kinase inhibitor, and has high concordance with tumor tissue.

•                  Non-invasive urine testing of EGFR activating mutation and T790M resistance mutation in Non-Small Cell Lung Cancer: A Case Report, published in Experimental Hematology & Oncology.  This case report illustrates the clinical utility of using Trovera™ urine liquid biopsy to confirm the presence of the EGFR T790M resistance mutation status in a patient with late-stage non-small cell lung cancer.  The authors concluded that ctDNA analysis should be considered as a valuable diagnostic tool in treatment decision-making.

•                  3rd Precision Medicince Congress oral presentation, titled Clinical Utility for Detection and Monitoring Circulating Tumor DNA (ctDNA) From Urine and Plasma.  The presentation highlighted the proven clinical utility of Trovera™ noninvasive, highly sensitive and quantitative test, vs tissue biopsy, to identify driver mutations as well as resistance mutations in late-stage solid tumor cancers; data on promising

Trovagene Inc. | 11055 Flintkote Avenue | San Diego | CA 92121 | Tel.: USA [+1] 888-391-7992

emerging applications of urine and blood based liquid biopsy, including early response biomarkers for drug efficacy and patient response to therapy, monitoring for disease progression and early detection of cancer.

•                  IASLC 17th World Conference on Lung Cancer: Four abstracts are accepted for presentation, one of which will be an oral presentation.  The data presented in these abstracts demonstrates the clinical utility of Trovera™ in detection and longitudinal monitoring of the EGFR T790M resistance mutation in non-small cell lung cancer.  The first health outcomes and total cost of care analysis will also be presented, showing that a urine-testing strategy is a dominant scenario to a tissue-testing strategy by cost-savings and improving patients’ experience.

•                  HPV 2017 31st International Papillomavirus Conference: Two abstracts are accepted for presentation.  The first demonstrates clinical performance of urine and cervical samples in a Chinese screening population.  These results support the utility of urine testing for cervical cancer screening among this population.  The second abstract describes the analytical performance of the Trovagene HPV-HR urine test.

•                  Patent Issuance:

•                  The U.S. Patent and Trademark Office issued Patent No 9,453,265 entitled “Method for Detection of High Risk Human Papillomavirus.”  The patent encompasses directed methods of detecting high risk HPV infections by identifying mutations in the E1 gene of HPV in the urine of a patient, expanding the intellectual property covering Trovagene’s Precision Cancer Monitoring® (PCM) technology.

•                  Clinical Collaborations:

•                  Pancreatic Cancer Action Network: Trovagene’s Trovera™ KRAS test was selected as the liquid biopsy provider, because of its industry-leading sensitivity, to participate in Precision Promise, a large-scale clinical trial.  This multi-center trial aims to evolve the way diagnostics are used to optimize therapies and transform outcomes for patients with pancreatic cancer.

•                  University of Michigan Comprehensive Cancer Center: To enable early detection of pancreatic cancer and rapid monitoring of patient response to therapy by utilizing TroveraTM KRAS ctDNA liquid biopsy urine and blood based tests as noninvasive diagnostic tools.  Patient recruitment is underway and Trovagene is beginning to receive samples into its lab for analysis.

•                  University of Southern California Norris Comprehensive Cancer Center: To establish a standardized framework for the use of Trovera™ ctDNA liquid biopsy testing and to define practical considerations and best practices for liquid biopsy testing from urine.

•                  Third Party Payor Contract:

•                  Signed Tier I provider agreement with the healthcare network Blue Cross Blue Shield of Illinois (BCBSIL), covering eight million lives and establishing health benefit access to the full line of Trovagene’s tests and services.

Third Quarter 2016 Financial Results

For the third quarter ended September 30, 2016, Trovagene reported a net loss of $10.2 million, or $0.34 per diluted share, as compared to a net loss of $2.7 million, or $0.23 per diluted share, for the same period in 2015.

Total operating expenses were approximately $10.0 million in the third quarter, slightly down from $10.1 million in the second quarter of 2016 and an increase from $6.5 million in the third quarter of 2015. The year-over-year increase in operating costs can be attributed to the expansion of our research and development, clinical, as well as commercial activities.

The net cash used in operating activities in the third quarter of 2016 was $7.0 million, compared to $8.1 million in the second quarter of 2016.  During the third quarter of 2016, the Company received $2.3 million in net proceeds from the sale of approximately 422,000 shares of common stock under a controlled equity offering.

The weighted average of diluted shares of common stock outstanding used to calculate per share results was 30.3 million.

As of September 30, 2016, Trovagene had cash, cash equivalents and short-term investments of approximately $46.9 million.

Conference Call Information

Trovagene will hold a conference call today at 5:00 p.m. Eastern Standard Time (2:00 p.m. Pacific Standard Time) to review its third quarter 2016 financial results. A live webcast of the Company’s conference call will be available online at http://trovagene.investorroom.com/events.

To access the conference call, please dial (888) 347-6081 (domestic), (412) 902-4285 (international), or (855) 669-9657 (Canada), conference ID# 10091793.  To access the telephone replay of the call, dial (877) 344-7529 (domestic), (412) 317-0088 (international), or (855) 669-9658 (Canada), replay ID# 10091793. The replay will be available one hour after the conclusion of the call. The webcast and telephone replay will be archived on the Company’s website following the conference at http://trovagene.investorroom.com/events.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary Precision Cancer Monitoring® (PCM) technology for the detection and monitoring of circulating tumor DNA (ctDNA) in urine and blood. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s PCM technology is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally. For more information, please visit http://www.trovagene.com/.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition;  our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technologies or products will be utilized by oncologists or prove to be commercially successful, or that Trovagene’s strategy to design its PCM platform to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2015 and other periodic reports filed with the Securities and Exchange Commission.

(Financial Information to Follow)

Trovagene Contacts:

Beth Anderson	Vicki Kelemen
VP, Finance & Administration	Sr. Director, Marketing Communications
858-952-7593	858-952-7652
ir@trovagene.com	vkelemen@trovagene.com

Trovagene, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues:
Royalties	$47	$51	$208	$223
Diagnostic services	38	6	69	11
Clinical research services	4	—	36	—
Total revenues	89	57	313	234

Costs and expenses:
Cost of revenues	424	174	1,143	430
Research and development	3,937	2,546	11,222	7,428
Selling and marketing	2,941	1,798	9,127	4,509
General and administrative	2,711	1,949	9,184	5,756
Total operating expenses	10,013	6,467	30,676	18,123

Loss from operations	(9,924)	(6,410)	(30,363)	(17,889)

Net interest expense	(355)	(335)	(968)	(1,100)
Gain (loss) on change in fair value of derivative financial instruments- warrants	88	4,017	675	(1,105)
Other income (loss), net	—	(8)	—	4
Net loss	$(10,191)	$(2,736)	$(30,656)	$(20,090)
Preferred stock dividend	(6)	(6)	(18)	(18)
Net loss attributable to common stockholders	$(10,197)	$(2,742)	$(30,674)	$(20,108)
Net loss per common share - basic	$(0.34)	$(0.10)	$(1.02)	$(0.80)
Net loss per common share - diluted	$(0.34)	$(0.23)	$(1.04)	$(0.96)
Weighted average shares outstanding - basic	30,340	28,560	30,019	25,015
Weighted average shares outstanding - diluted	30,340	29,128	30,137	25,204

Trovagene, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2016	December 31, 2015

Assets

Current assets:
Cash, cash equivalents and short-term investments	$46,946	$67,493
Accounts receivable	85	99
Prepaid expense and other assets	946	789
Total current assets	47,977	68,381
Property and equipment, net	4,655	2,691
Other assets	371	374
Total Assets	$53,003	$71,446

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$925	1,041
Accrued expenses	4,559	1,904
Deferred rent	280	31
Current portion of long-term debt	801	5,226
Total current liabilities	6,565	8,202

Long-term debt, less current portion	15,595	11,246
Derivative financial instruments - warrants	2,622	3,297
Deferred rent, net of current portion	1,447	—
Total Liabilities	26,229	22,745

Stockholders’ equity	26,774	48,701
Total liabilities and stockholders’ equity	$53,003	$71,446

Trovagene, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2016	2015

Operating activities
Net loss	$(30,656)	$(20,090)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	694	251
Stock based compensation expense	5,942	2,759
Change in fair value of derivative financial instruments - warrants	(675)	1,105
Other non-cash items	311	317
Changes in operating assets and liabilities	2,349	348
Net cash used in operating activities	(22,035)	(15,310)

Investing activities:
Capital expenditures, net	(798)	(1,257)
Net Purchase of short-term investments	(24,451)	—
Net cash used in investing activities	(25,249)	(1,257)

Financing activities:
Proceeds from sales of common stock, net of expenses	2,294	61,215
Proceeds from exercise of options	367	818
Proceeds from exercise of warrants	—	1,390
Repayment of debt, net of borrowings and costs	(299)	—
Net cash provided by financing activities	2,362	63,423
Effect of exchange rate changes on cash and cash equivalents	(2)	—
Net change in cash and equivalents	(44,924)	46,856
Cash and cash equivalents—Beginning of period	67,493	27,294
Cash and cash equivalents—End of period	$22,569	$74,150